Exhibit 4.02

HEIDRICK & STRUGGLES INTERNATIONAL, INC.
DESCRIPTION OF SECURITIES

As of December 31, 2019, Heidrick & Struggles International Inc.'s common stock was the only class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following description of the terms of our common stock is not complete and is qualified in its entirety by reference to our Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and our Amended and Restated Bylaws ("Bylaws"), both of which are incorporated by reference as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2019 of which this Exhibit 4.02 is a part.

DESCRIPTION OF COMMON STOCK

Authorized Capital Shares
Our authorized capital stock consists of 110,000,000 shares, each with a par value of $0.01 per share, of which:

•	100,000,000 shares are designated as common stock, of which 19,170,352 shares were outstanding as of February 21, 2020; and

•	10,000,000 shares are designated as preferred stock, none of which were outstanding as of February 21, 2020.

Voting Rights
Stockholders are entitled to one vote per share on all matters to be voted upon by the stockholders, including the election of directors. The holders of common stock do not have cumulative voting rights in the election of directors. Under our Bylaws, any newly created directorship on the Board of Directors that results from an increase in the number of directors shall, subject to the rights of holders of any shares of preferred stock, be filled only by a majority of the directors then in office, provided that a quorum is present. Any other vacancy may, subject to the rights of holders of any shares of preferred stock, be filled only by a majority of the directors, although less than a quorum, or by a sole remaining director. Any director appointed to fill a vacancy or a newly created directorship shall hold office until the next annual meeting of stockholders, and until his or her successor is elected and qualified or until his or her earlier resignation or removal. If any applicable provision of the General Corporation Law of the State of Delaware expressly confers power on stockholders to fill such a directorship at a special meeting of stockholders, such a directorship may be filled at such meeting only by the affirmative vote of at least 75% in voting power of all shares of the corporation entitled to vote generally in the election of directors, voting as a single class.

Dividend and Liquidation Rights
Holders of common stock will be entitled to receive dividends if, as and when dividends are declared from time to time by the Board of Directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding preferred stock, if any. In the event of liquidation, dissolution or winding up of the company, the holders of common stock will be entitled to share ratably in all assets remaining after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Rights
Holders of common stock have no preemptive or conversion rights and are not subject to our further calls or assessment. There are no redemption or sinking fund provisions applicable to the common stock.

Section 203 of the Delaware General Corporation Law
We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, individually or together with that person’s affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between an interested stockholder and us is prohibited unless it satisfies one of the following conditions:

•
prior to the time the stockholder became an interested stockholder, our Board of Directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, but not the outstanding voting stock owned by the interested

Exhibit 4.02

stockholder, (1) shares owned by persons who are directors and officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•
at or subsequent to such time the business combination is approved by our Board of Directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Anti-Takeover Effects
Anti-takeover provisions in our Certificate of Incorporation, our Bylaws and the Delaware laws make the acquisition of us in a transaction not approved by our Board of Directors more difficult or expensive.

Advance Notice Requirements
Our Bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of our stockholders. These procedures provide that notice of stockholder proposals must be given in writing in a timely manner to our secretary prior to the meeting at which the action is to be taken. Generally, to be timely, notice must be received at our principal executive offices of not less than 60 days prior to the anniversary of the prior year’s annual meeting, nor more than 90 days prior to the first anniversary of the prior year’s annual meeting. The notice must contain certain information specified in our Bylaws.

Blank Check Preferred Stock
Our Certificate of Incorporation provides for 10,000,000 authorized shares of preferred stock. We believe that the availability of the preferred stock will provide increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. Having such authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by the stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed. Although the Board of Directors has no current intention to do so, it would have the power (subject to applicable law) to issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, such series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction. The Board of Directors will make any determination to issue such shares based on its judgment as to our best interests and our stockholders. The Board of Directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority of the stockholders might believe to be in their best interest or in which stockholders might receive a premium for their stock over the then market price of such stock.

No Cumulative Voting
Our Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

No Written Consent of Stockholders
Our Certificate of Incorporation does not permit our stockholders to act by written consent without a meeting.

Special Meetings of Stockholders
The Bylaws provide that to elect additional directors under specified circumstances, special meetings of stockholders can be called only by the Chairman of the Board or the President of the company, at the request in writing of a majority of the Board of Directors, pursuant to a resolution adopted by a majority of the total number of directors. Stockholders are not permitted to call a special meeting or to require that the Board of Directors call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of meeting that we gave or by any stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in the Bylaws and who is a stockholder of record at the time such notice is delivered to the secretary of the company not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare Trust Company, N.A.

Listing
Our common stock is listed on the Nasdaq Stock Market LLC (Nasdaq Global Stock Market) under the symbol “HSII.”